Exhibit 10.1
RETIREMENT AND CONSULTING AGREEMENT
     This Retirement and Consulting Agreement (this “Agreement”), dated January 31, 2008, is entered into by and between H. J. HEINZ COMPANY, a Pennsylvania corporation (the “Company”), and Jeffrey P. Berger (“Consultant”).
RECITALS
     WHEREAS, Consultant will retire from employment with the Company immediately following the end of the Company Fiscal Year 2008 (the “Commencement Date”), unless Consultant’s employment with the Company is terminated prior to the Commencement Date (an “Early Termination”) by either Consultant or the Company under the terms set forth below;
     WHEREAS, the Company believes that Consultant’s expertise and knowledge will enhance the Company’s business and the Company wishes to retain Consultant to perform consulting services and fulfill certain related duties and obligations under the terms and conditions of this Agreement, commencing on the Commencement Date; and
     WHEREAS, the Company and Consultant have entered into the Non-Competition and Non-Solicitation Agreement of even date herewith.
     NOW, THEREFORE, in consideration of (a) the mutual covenants and agreements set forth in this Agreement, and (b) other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
     1. Employment Period. From the date of this Agreement through and until the Commencement Date (the “Employment Period”), Consultant shall continue as an employee of the Company as Executive Vice President performing his prescribed duties as set forth in Schedule 1, attached hereto and made a part hereof, and subject to the Company’s policies and requirements applicable to its employees and to Consultant as an executive officer thereof. An Early Termination of the Employment Period shall occur at any time within the Employment Period when (i) Consultant voluntarily terminates his employment with the Company upon written notice to the Company; (ii) Consultant dies or becomes permanently disabled; (iii) Consultant’s employment is terminated by the Company for “cause,” as defined in the Second Amended and Restated Fiscal Year 2003 Stock Incentive Plan (the “Plan”); or (iv) Consultant becomes entitled to receive or receives compensation or benefits from the Company pursuant to the Severance Protection Agreement between Consultant and Company. An Early Termination shall result in a termination of this Agreement and upon such termination, any and all rights and obligations of the parties under this Agreement shall terminate, including but not limited to any and all duties and compensation, including but not limited to the issuance of RSUs, applicable to the consulting services which otherwise would have applied following the Commencement Date but subject to the continuing survival of certain terms as set forth in Section 10 below. Consultant hereby irrevocably designates May 1, 2008 as his retirement date from employment with the Company, subject to any applicable Early Termination. Concurrently with such retirement, Consultant and Company shall exchange mutual releases of all claims, provided that this Agreement, the Non-Competition and Non-Solicitation Agreement and Consultant’s retirement and all other benefits provided to Consultant as a retiree under applicable Company plans shall continue in full force and effect.
     2. Consulting Services.
          (a) Capacity. Effective on the Commencement Date, the Company retains Consultant with respect to the business of the Company and its subsidiaries to be available on reasonable notice to help resolve significant customer or other business issues arising in the areas of Consultant’s expertise (the “Duties”). The Duties shall also include completion of the performance criteria set forth in Schedule 2(c), attached hereto. Consultant hereby accepts such position upon the terms and the conditions set forth herein, and shall perform such Duties.
          (b) Term and Operation. The consulting services will commence on the Commencement Date and shall continue until, and shall end upon, the second anniversary of the Commencement Date (the “Consulting Period”). Notwithstanding the foregoing, in addition to termination of this Agreement by an Early Termination defined in Section 1 above, this Agreement may be terminated by Consultant in writing upon ninety (90) days written notice to the Company. This Agreement will terminate automatically on the death of Consultant. This Agreement shall terminate if Consultant becomes entitled to receive or receives compensation or benefits from the Company pursuant to the Severance Protection Agreement between Consultant and the Company. Additionally, the Company may terminate this Agreement upon a material breach of this Agreement by Consultant which is not cured within sixty (60) days following written notice of such breach from Company.
          (c) Compensation. In consideration of Consultant’s performance of the consulting services during the Consulting Period, the Company will make a monthly payment to Consultant in an amount equal to $41,666. Each such payment will be a separate payment and not one of a series of payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (“Section 409A”). Additionally, on September 1, 2008 and provided that Consultant is in compliance with his obligations hereunder, the Company shall grant 60,000 restricted stock units (“RSUs”) to Consultant under the terms and provisions specified in Schedule 2(c), attached hereto and made a part hereof. Consultant agrees that this grant is not, and shall not be asserted or construed as, a benefit or employee benefit plan within the meaning of Section 9 herein.
          (d) Reimbursement of Expenses. The Company shall reimburse Consultant for all reasonable expenses incurred by Consultant in the performance of Consultant’s duties under this Agreement during the Consulting Period and in compliance with and subject to the expense reimbursement policies and procedures of the Company. Included in such reimbursement shall be Consultant’s travel and other expenses in connection with the customer visits referenced in Schedule 2(c), attached hereto. Consultant shall not be obligated to make any advance to or for the account of the Company, nor shall Consultant be obligated to incur any expense for the account of the Company without assurance that the necessary funds for the discharge of such expense will be provided. Notwithstanding the foregoing, all expenses over

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$5,000.00 to be incurred by Consultant during the Consulting Period in connection with this Agreement shall require the prior approval of the Company’s Chief Administrative Officer. Each provision of reimbursement of expenses or in-kind benefit pursuant to this Section 2(d) will be considered a separate payment and not one of a series of payments for purposes of Section 409A.
          (e) Section 409A Delay. Notwithstanding any provisions of this Agreement to the contrary, if Consultant is a “specified employee” within the meaning of Section 409A, and determined in accordance with procedures adopted by the Company, at the time of Consultant’s Separation from Service and if any portion of the payments or benefits to be received by Consultant under this Section 2 upon Consultant’s Separation from Service would be considered deferred compensation under Section 409A, then the following provisions shall apply to each such portion.
     (i) Each portion of such payments and benefits that would otherwise be payable pursuant to this Section 2 during the six-month period immediately following Consultant’s Separation from Service (the “Delayed Period”) shall instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date Consultant incurs a Separation from Service or (ii) Consultant’s death (the applicable date, the “Permissible Payment Date”).
     (ii) With respect to any amount of expenses eligible for reimbursement under Section 2(d), such expenses shall be reimbursed by the Company within 60 calendar days (or, if applicable, on the Permissible Payment Date) following the date on which the Company receives the applicable invoice from Consultant (and approves such invoice) but in no event later than December 31 of the year following the year in which Consultant incurs the related expenses.
     (iii) In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall Consultant’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.
     (iv) “Separation From Service” shall be deemed to have occurred on the date on which the level of bona fide services reasonably anticipated to be performed by Consultant is less than fifty percent of the average level of bona fide services performed by Consultant during the immediately preceding thirty-six-month period.
          (f) Compliance with Code 409A. It is intended that any amounts payable under this Agreement and the Company’s and Consultant’s exercise of authority or discretion hereunder will comply with the provisions of Section 409A so as not to subject Consultant to the payment of the additional tax, interest and any tax penalty which may be imposed under Section 409A. In furtherance of this interest, to the extent that any provision hereof would result in Consultant being subject to payment of the additional tax, interest and tax penalty under Section 409A, the parties agree to amend this Agreement in order to bring this Agreement into

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compliance with Code Section 409A; and thereafter interpret its provisions in a manner that complies with Section 409A Code. Notwithstanding the foregoing, no particular tax result for Consultant with respect to any income recognized by Consultant in connection with the Agreement is guaranteed, and Consultant will be responsible for any taxes, penalties and interest imposed on Consultant under or as a result of Section 409A in connection with the Agreement.
     3. Non-Competition and Non-Solicitation Agreement. The Non-Competition and Non-Solicitation Agreement between Consultant and the Company, a copy of which is attached hereto as Exhibit A and made a part hereof, is hereby incorporated into this Retirement and Consulting Agreement and any breach by Consultant of the Non-Competition and Non-Solicitation Agreement shall be considered a material breach of this Agreement which shall not be considered curable but shall result in immediate termination of this Agreement and the Consulting Period, notwithstanding Section 2(b) above.
     4. Confidentiality.
          (a) Consultant will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available or, except in the course of Consultant’s performance of services for the Company, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how Consultant may have acquired such information. As used in this Agreement, “Confidential Information” shall mean and include, without limitation, technical or business information not readily available to the public or generally known in the trade, including but not limited to the Company’s selling, manufacturing, marketing, pricing, distribution and business plans, methods, strategies and techniques; training, service and business policies and procedures; inventions; ideas; improvements; discoveries; developments; formulations; ingredients; recipes; specifications; designs; standards; financial data; customer and supplier information; vendor and product information; customer and prospective customer lists, other customer and prospective customer information; equipment; mechanisms; processing and packaging techniques; trade secrets and other confidential or business information, knowledge, data and know-how of the Company and its Affiliates, whether or not they originated with Consultant or information which the Company or its Affiliates received from third parties under an obligation of confidentiality. Consultant specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Consultant and whether compiled by the Company, and/or Consultant, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention, disclosure or use of such information by Consultant during the term of this Agreement (except in the course of performing services for the Company) or after the termination of this Agreement shall constitute a misappropriation of the Company’s trade secrets.
          (b) Consultant agrees that upon the expiration of this Agreement or termination of Consultant’s performance of services, for any reason, Consultant shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or

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refer or relate to any items of information listed in Section 4(a) of this Retirement and Consulting Agreement. In the event that such items are not so returned, the Company will have the right to charge Consultant for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.
          (c) All elements of this Section 4 shall apply to and be in full force and effect during the Employment Period, the Consulting Period, and the Non-Compete Period, as set forth in the Non-Competition and Non-Solicitation Agreement.
     5. Discoveries and Inventions; Work Made for Hire.
          (a) Consultant agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any services performed by Consultant for the Company, Consultant will assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. Consultant has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that Consultant conceives and/or develops entirely on Consultant’s own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design either: (x) relates to the business of the Company, or (y) relates to the Company’s actual or demonstrably anticipated research or development, or (z) results from any work performed by Consultant for the Company. Consultant agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by Consultant, either solely or jointly with others, within one (1) year following termination of this Agreement or any successor agreements shall be presumed to have been so made, conceived or suggested in the course of Consultant’s performance of services hereunder with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.
          (b) In order to determine the rights of Consultant and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, Consultant agrees that during the term of this Agreement, and for one (1) year thereafter, Consultant will disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by Consultant solely or jointly with others. The Company agrees to keep any such disclosures confidential. Consultant also agrees to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Company. Consultant agrees that at the request of and without charge to the Company, but at the Company’s expense, Consultant will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and will assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that Consultant will do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property

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right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten business days, to secure Consultant’s signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of Consultant’s physical or mental incapacity or for any other reason whatsoever, Consultant irrevocably designates and appoints the Senior Vice President and General Counsel of the Company or his or her designee as Consultant’s attorney-in-fact to act on Consultant’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.
          (c) Consultant acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefore, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Consultant during the term of this Agreement shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company.
          (d) All elements of this Section 5 shall apply to and be in full force and effect during the Employment Period, Consulting Period, and the Non-Compete Period, as set forth in the Non-Competition and Non-Solicitation Agreement.
     6. Communication of Contents of Agreement. During the term of this Agreement and for two (2) years thereafter, Consultant will communicate the contents of Sections 4 and 5 of this Agreement and of the entire Non-Competition and Non-Solicitation Agreement to any person, firm, association, partnership, corporation or other entity that Consultant intends to be employed by, associated with, or represent. During the term of this Agreement and for two (2) years thereafter, Consultant will provide notice to the Company of any person, firm, association, partnership, corporation or other entity that Consultant becomes employed by, associated with, or represents.
     7. Non-Disparagement. During the Employment Period and during the Consulting Period and for two (2) years following the expiration or termination of this Agreement, Consultant agrees that he shall not make any disparaging statement about the Company or any current or former officer, director or employee of the Company to any past, present or future customers, employees, clients, contractors, or vendors of the Company or to any news or communications media or to any other person, orally or in writing or by any other medium of communication (including but not limited to Internet communications such as e-mails, message boards, “chat rooms” and web postings). As used herein, the term “disparaging statement” means any communication, oral or written, which is critical of or derogatory towards or which would cause or tend to cause humiliation or embarrassment to or cause a recipient of such communication to question the business condition, integrity, product, service, quality, confidence or good character of the Company or any current or former officer, director or employee of the Company.

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     8. Relief. Consultant acknowledges and agrees that the remedy at law available to the Company for breach of any of Consultant’s obligations under this Agreement would be inadequate. Consultant therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in this Agreement, without the necessity of proof of actual damage.
     9. Independent Contractor. During the Consulting Period, Consultant will at all times be and remain an independent contractor. Consultant shall exercise Consultant’s own judgment as to the manner and method of providing the consulting services to the Company, subject to applicable laws and requirements reasonably imposed by the Company. Consultant acknowledges and agrees that, during the term of this Agreement, Consultant will not be an employee of the Company or any of its affiliates for purposes of federal, state, local or foreign income tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Worker’s Compensation law of any state or country and for purposes of any benefits provided to employees of the Company or any of its affiliates under any employee benefit plan currently in effect or which becomes effective during the term of this Agreement. Consultant acknowledges and agrees that as an independent contractor, Consultant will be required, during the term of this Agreement, to pay any applicable taxes on the fees paid to Consultant. Consultant shall indemnify, hold harmless and defend the Company for all tax and other liabilities (including, without limitation, reasonable fees and expenses of attorneys and other professionals) arising out of or relating to Consultant’s failure to report and pay all employment income taxes or other taxes due on taxable amounts paid to or on behalf of Consultant by the Company during the Consulting Period.
     10. Survival. Subject to any limits on applicability contained therein, Sections 3, 4, 5, 6, 7, 8 and 10 through 16 hereof shall survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement.
     11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.
     12. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
     13. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

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     14. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Consultant, the Company and their respective successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Consultant hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger or consolidation or purchase of all or substantially all of the Company’s assets, provided such transferee or successor assumes the liabilities of the Company hereunder.
     15. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the Commonwealth of Pennsylvania. Consultant agrees that the state and federal courts located in Allegheny County, Pennsylvania, shall have jurisdiction in any action, suit or proceeding by or against Consultant based on or arising out of this Agreement and Consultant hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Consultant; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.
     16. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

H. J. HEINZ COMPANY

By:	/s/ D. Edward I. Smyth

Name: D. Edward I. Smyth Title: Senior Vice President and Chief Administrative Officer

/s/ Jeffrey P. Berger

Jeffrey P. Berger

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SCHEDULE 1
EVP & Chairman, Global Foodservice Position Description

EVP & Chairman, Global Foodservice Position Description

Purpose:

- Primarily responsible for shaping objectives and strategy to achieve annual and long-term profit objectives, asset utilization and share of market performance from all global Foodservice businesses.
- Develop and implement a strategy to increase business with key global customers such as McDonald's, Yum, Burger King, and Subway.
- This position will be a member of the Office of the Chairman and, as with all other senior officers, the EVP should be a person of integrity who takes responsibility for the Company adhering to the highest ethical standards.

Duties and Responsibilities:

- As a member of the Office of the Chairman, participate in the formulation of corporate objectives, strategies and policies.
- Develop and recommend to the Chairman/CEO a long-term strategic plan for the global Foodservice businesses which enhances shareholder value. Obtain and allocate resources consistent with the strategic plan approved by the Chairman/CEO.
- Oversee the implementation and monitor the effectiveness of the directives, policies and procedures approved by the Chairman/CEO within the global Foodservices businesses and periodically review the adequacy of, and recommend to the Chairman/CEO appropriate revisions to, such directives, policies and procedures.
- In conjunction with Region Presidents, ensure that the global Foodservice businesses have effective management teams below the EVP level through the development of effective recruitment, training and retention programs that are consistent with good EEO practices and through fair and competitive compensation programs.

Heinz
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EVP & Chairman, Global Foodservice Position Description (cont.)

Duties and Responsibilities (cont):

- Foster a corporate culture that promotes ethical practices, encourages individual integrity and is socially responsible through, among other things, oversight of the quality and character of the global Foodservice businesses management teams, personal involvement in promoting the corporate culture, and ensuring appropriate follow-up and sanctions relating to breaches of the Company's standards, including the Company's code of business conduct and ethics. Ensure that this work environment is communicated so as to attract, retain and motivate a diverse group of top-quality employees at all levels, through, among other things, assurances to employees of the importance of their roles in the Company's corporate culture.
- Provide for the continuing reassessment of the global Foodservice businesses' financial and operating objectives against changes in the business and economic environment or changes in opportunities. Recommend to the Chairman/CEO acceptance of changes in the businesses' objectives.
- Drive business development initiatives and continuous improvement efforts across the global foodservice business.
- Conduct in-market visits to build relationships with local customers and management teams.
- Protect and enhance the Company's tangible and intangible assets in the global Foodservice business.
- Effectively represent the Company to its shareholders, employees, customers, consumers, vendors, the financial community, media, and local community and government officials.

Annual Incentive Plan:

- 75% based on total Company financial goals (EPS, NSV, OFCF)
- 25% based on personal goals tied to developing the global Foodservice businesses

Location:

- World Headquarters

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SCHEDULE 2(c)
The award of 60,000 restricted stock units (“RSUs”) on or around September 2008 to be valued at the closing price of Heinz Common Stock on the New York Stock Exchange on the date of the grant, of which fifty percent (50%) would vest in 25% annual installments over four years commencing on the first anniversary of the date of the grant (“Term Vested RSUs”), and the remaining 50% would vest on the fourth anniversary of the grant provided Mr. Berger has achieved the following performance criteria (“Performance Vested RSUs”) during the Consulting Period:
▪	Four visits to or personal meetings with major foodservice customers of the Company both in the U.S. and overseas during each twelve (12) month period of the Consulting Period;

▪	Each visit to a major foodservice customer shall be followed within a reasonable period with a personal report to the Company, by Consultant in which Consultant outlines recommendations for future action with respect to such customer for increasing sales and profitability and furthering the customer relationship.
With respect to both the Term Vested RSUs and Performance Vested RSUs, all unvested RSUs, and any right to the grant or issuance of RSUs under this Agreement, shall be forfeited, cancelled and terminated if Consultant commits a material breach of the Non-Competition and Non-Solicitation Agreement, including but not limited to a material breach of the non-competition, non-disparagement, non-solicitation or confidentiality provisions thereof.
In case of Consultant’s death or permanent disability prior to the grant of RSUs, no RSUs shall be granted or issued.
In the case of Consultant’s death or permanent disability following the grant of RSUs, all RSUs shall continue and remain valid and enforceable and the Performance Vested RSUs shall vest in accordance with the applicable vesting schedule despite Consultant’s inability to perform the performance criteria in this Schedule 2(c) and may be subject to acceleration of vesting as permitted by the Plan and the Company.
If Consultant becomes entitled to receive or receives compensation or benefits from the Company pursuant to the Severance Protection Agreement between Consultant and Company, all RSUs granted, and any right to the grant or issuance of RSUs, under this Agreement shall be forfeited, cancelled and terminated.
Termination of this Agreement by Consultant or upon the material breach of this Agreement by Consultant shall be referred to as an “Agreement Termination”.

▪	Upon Agreement Termination prior to the grant of RSUs, no RSUs shall be granted and Consultant retains no rights to such RSUs.

▪	Upon Agreement Termination following the grant of RSUs, all unvested Performance Vested RSUs shall be forfeited, cancelled and terminated and all other Term Vested RSUs, either vested or unvested, shall continue and be in force; provided, however, if Agreement Termination occurs due to a material breach of the Non-Competition and Non-Solicitation Agreement, including the non-competition, non-disparagement, non-solicitation or confidentiality provisions, then all unvested Performance Vested RSUs, and unvested Term Vested RSUs are forfeited, cancelled and terminated.
All RSUs to be granted hereunder shall be awarded pursuant to the Plan. Consultant will be paid cash dividend equivalents for the RSUs under the Plan. Payment of cash dividend equivalents, distribution of vested RSUs, and tax withholding on distributed amounts will be in accordance with the form of Fiscal Year 2008 Restricted Stock Unit Award Agreement as filed by the Company with the United States Securities and Exchange Commission, and shall be subject to such other terms and provisions as are set forth in such Form Agreement and as are consistent with Consultant’s status as a consultant.

NON-COMPETITION AND NON-SOLICITATION AGREEMENT
     THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (the “Agreement”), is made and entered into this 31st day of January, 2008, by and between Jeffrey P. Berger, an individual (“Mr. Berger”) and H. J. Heinz Company and its subsidiaries and affiliates (collectively, the “Company”).
WITNESSETH:
     WHEREAS, Mr. Berger is currently employed by the Company on an at-will basis as the Executive Vice President of H. J. Heinz Company;
     WHEREAS, the Company shall continue to employ Mr. Berger through Company Fiscal Year 2008 and to offer him a consulting agreement of a maximum duration of twenty-four (24) months, commencing immediately following the end of Company Fiscal Year 2008, each at mutually agreed levels of compensation, pursuant to the terms of a Retirement and Consulting Agreement, a copy of which is attached hereto and made a part hereof, that the parties hereto have entered into;
     WHEREAS, Mr. Berger desires to accept the aforementioned proposal and to be bound by the non-competition, non-solicitation, and other obligations under this Agreement; and
     NOW, THEREFORE, in consideration of the premises and the mutual promises that this Agreement contains and other good and valuable consideration, the receipt and adequacy of which Mr. Berger acknowledges, the parties, intending to be bound legally, agree as follows:
     1. Consideration. Mr. Berger acknowledges and agrees that he has obtained from the Company the Retirement and Consulting Agreement. Mr. Berger acknowledges and agrees that the benefits set forth in the Retirement and Consulting Agreement are full and adequate consideration for this Agreement.
     2. Separation Date. For the purposes of this Agreement, the date on which Mr. Berger ceases to perform services for the Company pursuant to the Retirement and Consulting Agreement shall be deemed his “Separation Date”. If there is an early termination of Mr. Berger’s employment under the Retirement and Consulting Agreement, the date of such early termination shall become the Separation Date. Otherwise, the Separation Date is the expiration or termination date of the Consulting Period pursuant to the Retirement and Consulting Agreement. Mr. Berger acknowledges and agrees that he shall have received full consideration for his non-competition and other obligations hereunder whether or not he is employed by the Company through the end of Company Fiscal Year 2008 and is retained as a consultant through the full term of the Retirement and Consulting Agreement. If Mr. Berger’s employment is terminated prior to the Commencement Date under the Retirement and Consulting Agreement, or if Mr. Berger’s consulting services are terminated prior to May 1, 2010 under the terms of the Retirement and Consulting Agreement,

Mr. Berger’s obligations under this Agreement shall remain in full force and effect, for the entire Non-Compete Period, as defined below.
     3. Acknowledgments. Mr. Berger acknowledges and agrees that:
          (i) The Company and its Affiliates are engaged in the businesses of manufacturing and selling certain food products in retail, foodservice, and other distribution channels in the United States, Canada, and throughout the world;
          (ii) It is reasonable and necessary for the protection of the business and goodwill of the Company and its Affiliates for Mr. Berger to enter into an agreement respecting non-competition and non-solicitation as set forth in this Agreement;
          (iii) It is reasonable for the parties to fix the duration of the non-competition provisions to the period set forth herein, including for the reason that Mr. Berger, pursuant to the Retirement and Consulting Agreement, has been offered the opportunity to perform consulting services for the Company for substantial compensation for a period equivalent to the full term of the restrictions herein;
          (iv) Mr. Berger has business experience and abilities such that he would be able to obtain employment in a business different in nature from the Restricted Business (as defined below);
          (v) Mr. Berger agrees that the Company and its Affiliates would suffer irreparable injury if Mr. Berger breaches the non-competition provisions set forth in this Agreement;
          (vi) As used in this Agreement, the term “Affiliates” shall mean any company that controls, is controlled by, or is under common control with H. J. Heinz Company, including, but not limited to, any direct or indirect subsidiary or division of H. J. Heinz Company; and
          (vii) As used herein, the term “Confidential Information” shall mean technical or business information not readily available to the public or generally known in the trade, including but not limited to inventions; ideas; improvements; discoveries; devices; developments; formulations; ingredients; recipes; specifications; designs; standards; financial data; sales, marketing, pricing and distribution plans, techniques and strategies; customer and supplier information; equipment; mechanisms; manufacturing plans; processing and packaging techniques; trade secrets and other confidential information, knowledge, data and know-how of the Company and its Affiliates, whether or not they originated with Mr. Berger, or information which the Company or its Affiliates received from third parties under an obligation of confidentiality.
     4. Restrictions on Competition; Non-Solicitation. Based on the foregoing, and in consideration of the benefits set forth in the Retirement and Consulting Agreement as set forth in Section 1 above, Mr. Berger agrees as follows:

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          (i) From the date of this Agreement through the Separation Date and for a period of twenty-four (24) months after the Separation Date (which period beginning on the date of this Agreement shall be referred to as the “Non-Compete Period”), Mr. Berger shall not, without the prior written consent of the Company, engage directly or indirectly in the business of developing, manufacturing, processing, producing, promoting, marketing, distributing, or selling anywhere in the world (i) products, processes or services for Nestle S.A., Unilever N.V., Campbell Soup Company, or ConAgra Foods, Inc. or any of their subsidiaries or affiliates anywhere in the world; (ii) any food product, process, or service that competes with a product, process, or service of the Company or its Affiliates upon or with which Mr. Berger worked during his last two (2) years of his employment with the Company, including without limitation any processed food product packaged in portion control containers (including but not limited to cups, packets, and pouches); or (iii) any product (including food and non-food products), process or service whatsoever used in or marketed to the Foodservice Industry, as defined below (collectively, the “Restricted Business”). The Foodservice Industry shall mean that portion of any business that involves the operation of commercial and non-commercial food service establishments in any of the following: food service restaurants; fast-service restaurants; hospitals; business and industry; military feedings; vending feedings; athletic and entertainment facilities; airlines; schools; colleges and universities; warehouse; convenience store feedings; delicatessens; supermarket feedings; deli departments; and club stores.
          (ii) Mr. Berger shall be deemed to be engaged in the Restricted Business directly if he is an officer, director, trustee, agent, or partner of, a consultant or advisor to or for, a shareholder in, or a holder of any financial interest in any Restricted Business. The foregoing shall not be construed to prohibit the mere ownership by Mr. Berger of investments representing less than a 5% interest in the securities of any company if such securities are included in the National Market Securities list of the National Association of Securities Dealers, Inc. Automated Quotation System or listed on any national securities exchange.
          (iii) The geographic scope of the covenant of Mr. Berger not to compete against the Company and its Affiliates shall be anywhere in the world for the Non-Compete Period.
          (iv) During the term of the Non-Compete Period, Mr. Berger agrees that he shall not, nor will he permit any company or other business entity controlled by him to, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates for any reason whatsoever.
          (v) Mr. Berger covenants and agrees that during the Non-Compete Period, Mr. Berger shall not, directly or indirectly, acting alone or in conjunction with others induce any customer or prospective customer of the Company to patronize any business which is competitive with the Company; canvass, solicit, or accept from any customer or prospective customer of the Company any business which is competitive with the Company; request or advise any individual or entity which is a customer of the Company to withdraw, curtail, or cancel any such customer’s business with respect to the Company; or interfere with the Company’s business relationship with any customers or suppliers or prospective customers or prospective suppliers of the Company.

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          (vi) Mr. Berger further promises and agrees that he shall not, during the term of the Non-Compete Period or at any time thereafter, use for himself or disclose Confidential Information to any person or entity without the prior written consent of the Company.
          (vii) Mr. Berger covenants and agrees that during the Non-Compete Period, or at any time thereafter, Mr. Berger shall not make any disparaging statement about the Company or any current or former officer, director or employee of the Company to any past, present or future customers, employees, clients, contractors, or vendors of the Company or to any news or communications media or to any other person, orally or in writing or by any other medium of communication (including but not limited to Internet communications such as e-mails, message boards, “chat rooms” and web postings). As used herein, the term “disparaging statement” means any communication, oral or written, which is critical of or derogatory towards or which would cause or tend to cause humiliation or embarrassment to or cause a recipient of such communication to question the business condition, integrity, product, service, quality, confidence or good character of the Company or any current or former officer, director or employee of the Company.
     5. Extension of Non-Compete Period. If it shall be judicially determined that Mr. Berger has violated his non-compete or non-solicitation obligations under this Agreement, then the period applicable to each obligation that Mr. Berger shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.
     6. Authorization to Modify Restrictions. It is the intention of the Company and Mr. Berger that the provisions of this Agreement shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision of this Agreement shall not render unenforceable, or impair, the remainder of this Agreement. If any provision, or any part of this Agreement, is held to be unenforceable because of the duration, area, and/or scope of such provision, the parties agree that the court making such determination shall have the power to reduce the duration, area, and/or scope of such provision, and/or to delete specific words or phrases, and in its reduced form such provisions shall then be enforceable and shall be enforced.
     7. Severability. Subject to paragraph 6 above, the provisions of this Agreement are severable. If any part of this Agreement is found to be unenforceable, the other sections shall remain fully valid and enforceable.
     8. Injunctive Relief/Remedies. Mr. Berger agrees that any remedy at law will be inadequate for any breach or threatened breach by Mr. Berger of any of the covenants contained in Section 4 of this Agreement and that any breach or threatened breach of such covenants would cause such immediate, irreparable, and permanent damages as would be impossible to ascertain. Therefore, Mr. Berger agrees and consents that, in the event of any breach or threatened breach of the covenants contained in Section 4 of this Agreement, in addition to any and all other remedies available to the Company for such breach or threatened breach, including a recovery of damages, the Company shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damages by reason of such breach or threatened breach and, to the extent

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permitted by applicable law, a temporary restraining order (or similar procedural device) may be granted immediately upon the commencement of such action.
     9. Consent to Jurisdiction/Venue/Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Mr. Berger hereby irrevocably waives any objection which he now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania and any objection on the ground that any such action or proceeding in either of such Courts has been brought in an inconvenient forum. In this regard, Mr. Berger hereby irrevocably submits to the personal jurisdiction of the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County, Pennsylvania in any action or proceeding arising out of or relating to this Agreement. Mr. Berger further hereby irrevocably consents to the service of any summons and complaint and any other process which may be served in any action or proceeding arising out of or related to this Agreement brought in the United States District Court for the Western District of Pennsylvania or the Court of Common Pleas of Allegheny County by the mailing by certified or registered mail of copies of such process to Mr. Berger at his last known address on file at the Company. Mr. Berger and the Company acknowledge that the forums designated herein present the most convenient forums for both parties, and Mr. Berger waives any objections to inconvenience of forum, venue, and personal jurisdiction of the Court.
     10. Waiver. The failure of the Company to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision or provisions; nor shall the Company be prevented from thereafter enforcing each and every provision of this Agreement. Instead, this Agreement shall remain in full force and effect as if such forbearance or waiver had not occurred. Further, in an action by the Company to enforce this Agreement, any claims asserted by Mr. Berger against the Company shall not constitute a defense to the Company’s action.
     11. Interpretation. This Agreement shall be construed as a whole according to the fair meaning of its language and, regardless of who is responsible for its original drafting, shall not be construed for or against either party. The captions of the various sections of this Agreement are included for convenience of reference only and shall in no way affect the construction or interpretation of this Agreement.
     12. Governing Law. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions.
     13. Non-Reliance. Mr. Berger represents and acknowledges that in executing this Agreement he does not rely and has not relied upon any representation or statement by the Company or any of its Affiliates or their attorneys not set forth in this Agreement with regard to the subject matter, basis, or effect of this Agreement or otherwise.
     14. Assignment. Mr. Berger expressly acknowledges and agrees that this Agreement, and the obligations and covenants of Mr. Berger hereunder, may be assigned by the Company only,

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in whole or in part, to any person or entity that acquires the Company or all or any portion of the business in which Mr. Berger was employed by the Company.
     15. Entire Agreement. This Agreement executed by Mr. Berger and the Company on the dates set forth below set forth the entire agreement between the parties on the subject matter of this Agreement and fully supersedes all prior agreements or understandings between the parties pertaining to the subject matter of this Agreement except as set forth in the Retirement and Consulting Agreement. This Agreement may not be amended or modified except by a written instrument signed by Mr. Berger and a duly authorized representative of the Company.
     16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Mr. berger acknowledges: (i) that he has read and understands the provisions of this Agreement; (ii) that he enters this Agreement voluntarily and for full and sufficient consideration; (iii) that he has had the opportunity to consult with counsel of his choosing; (iv) that the provisions of this Agreement are reasonable; and (v) that his experience and capabilities are such that the provisions of this Agreement will not prevent him from earning his livelihood.
     IN WITNESS WHEREOF, each party has signed or caused its representative to sign this Agreement on the dates indicated below.

Date:	January 31, 2008	/s/ Jeffrey P. Berger

Jeffrey P. Berger

H. J. HEINZ COMPANY

Date:	January 31, 2008	By:	/s/ D. Edward I. Smyth

		Name:	D. Edward I. Smyth

		Title:	Senior Vice President and Chief Administrative Officer

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